EXHIBIT 10.1

Date of Grant: February 23, 2017

NEWGEN BIOPHARMA CORP.

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made effective as of February 23, 2017, by and between NewGen BioPharma Corp., a Nevada corporation (the “Company”) and Navdeep Jaikaria (“Director”).

RECITALS

WHEREAS, on January 10, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with NewGen BioPharma Corporation, a New Jersey corporation (“NewGen New Jersey”), and NewGen Merger Sub Inc., a New Jersey corporation and wholly owned subsidiary of the Company, pursuant to which the Company agreed to issue forty million (40,000,000) shares of its common stock to the shareholders of NewGen New Jersey in exchange for the Company’s acquisition of all the issued and outstanding stock of NewGen New Jersey (the “Merger”);

WHEREAS, Director is the Founder, Chairman, President and CEO and approximately thirty eight percent (38%) owner of NewGen New Jersey;

WHEREAS, in connection with and in furtherance of the Merger, Director agreed to serve as a member of the board of directors of the Company (the “Board”) prior to the closing of the Merger as contemplated under the terms of the Merger Agreement (the “Closing”), and was elected by the Board to serve as a director effective January 26, 2017;

WHEREAS, as a good faith gesture for Director’s willingness to serve on the Board prior to the Closing, and for Director’s services rendered for and on behalf of the Company, the Company wishes to advance to Director substantially all of the restricted shares of common stock issuable to Director upon the Closing;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Award of Restricted Stock. As an advance against shares of the Company’s common stock issuable to Director upon the Closing, the Company hereby awards and issues to Director, in the manner and subject to the conditions hereinafter provided, eleven million (11,000,000) shares of the Company’s common stock, par value $0.001 per share (the “Restricted Stock”). As used in this Agreement, the term “Restricted Stock” refers to the stock granted under this Agreement and includes all securities received (a) in replacement of the Restricted Stock, (b) as a result of stock dividends or stock splits in respect of the Restricted Stock, and (c) in replacement of the Restricted Stock in a recapitalization, merger, reorganization or the like.

The award and issuance of the Restricted Stock is specifically conditioned upon Director’s compliance with the terms and conditions set forth herein.

2. Vesting of Restricted Stock; Delivery of Certificates.

2.1 Vesting. Director’s right to unrestricted ownership in the Restricted Stock under this Agreement shall vest upon the Closing. In the event the Closing does not occur, the Restricted Stock shall be forfeited in its entirety, and Director shall have no ownership interest with respect thereto.

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2.2 Deliveries by the Company. A certificate evidencing the Restricted Stock shall be issued by the Company in Director’s name, pursuant to which Director shall have no voting rights until the Restricted Stock vests. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares under this Agreement may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any federal or state securities law or regulation. The Company shall not be obligated to (a) issue or deliver any Restricted Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or regulation of any governmental authority or any national securities exchange, (b) qualify the issuance of the Restricted Stock in any jurisdiction, or (c) register the shares of Restricted Stock with the Securities and Exchange Commission.

3. Advance Against Merger Consideration Issuable to Director. The issuance of the Restricted Stock hereunder shall constitute an advance against the shares of common stock of the Company issuable to Director upon the Closing under the Merger Agreement. Upon the Closing, the number of shares of common stock of the Company issuable to Director pursuant to the terms of the Merger Agreement shall be reduced by the number of shares of Restricted Stock granted pursuant to this Agreement.

4. Adjustments. Should any change be made to the common stock of the Company by reason of any stock split, reverse stock split, stock dividend, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without the Company’s receipt of consideration, the Company shall make appropriate adjustments to the number and/or class of securities in effect under this Agreement in order to prevent the dilution or enlargement of benefits thereunder; provided, however, that the number of shares subject to this Agreement shall always be a whole number, and the Company shall make such adjustments as are necessary to insure that the Restricted Stock awarded by this Agreement is set as whole shares.

5. Reservation of Shares. The Company agrees that prior to the issuance of the Restricted Stock represented by this Agreement, there shall be reserved for issuance such number of the Company’s authorized and unissued shares as shall be necessary to satisfy the terms and conditions of this Agreement.

6. Director Representations.

6.1 Purchase for Own Account. Director represents that he is acquiring the Restricted Stock solely for his own account and beneficial interest for investment, and not for sale or with a view to distribution of the Restricted Stock or any part thereof, and that Director has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

6.2 Information and Sophistication. Director hereby: (i) acknowledges that he has received all the information he has requested from the Company and that he considers necessary or appropriate for deciding whether to acquire the Restricted Stock, (ii) represents that he has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Restricted Stock, and to obtain any additional information necessary to verify the accuracy of such information, and (iii) further represents that he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risk of this investment.

6.3 Ability to Bear Economic Risk. Director acknowledges that his investment in the Restricted Stock involves a high degree of risk, and represents that he is able, without materially impairing his financial condition, to hold the Restricted Stock for an indefinite period of time, and to suffer a complete loss of his investment.

6.4 Further Assurances. Director agrees and covenants that at any time and from time to time, he will promptly execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require in order to carry out the full intent and purpose of this Agreement and to comply with state or federal Restricted Stock laws or other regulatory approvals.

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7. Securities Law and Other Regulatory Compliance. The Company shall not be obligated to issue any Restricted Stock with respect to this Agreement unless such shares are at that time effectively registered or exempt from registration under the federal securities laws, and the offer, sale and issuance of the shares are otherwise in compliance with all applicable securities laws. Director may be required to furnish representations or undertakings deemed appropriate by the Company to enable the offer, sale and issuance of the shares or subsequent transfers of any interest therein to comply with applicable securities laws. Evidences of ownership of shares acquired with respect to this Agreement shall bear any legend required by, or useful for purposes of compliance with, applicable securities laws or the provisions of this Agreement.

8. Restricted Securities. Director understands that the shares of Restricted Stock are characterized as “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under the Securities Act and applicable regulations thereunder, such securities may be resold without registration under the Securities Act only in certain limited circumstances. Accordingly, the Restricted Stock, absent an effective registration statement, can only be sold pursuant to an exemption from registration, such as Rule 701 or Rule 144 of the Securities Act. Director understands that the Company is under no obligation to register any of the securities issued hereunder.

9. Restrictive Legends and Stop-Transfer Orders.

9.1 Legends. Director understands and agrees that the Company will place the legends set forth below, or similar legends, on any stock certificate(s) evidencing the Restricted Stock, together with any other legends which may be required by applicable state or federal securities laws, the Company’s Articles of Incorporation or Bylaws, any other agreement between Director and the Company, or any agreement between Director and any third party:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”). THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT.

9.2 Stop-Transfer Instructions. Director agrees that, in order to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

9.3 Refusal to Transfer. The Company will not be required to (i) transfer on its books any Restricted Stock that has been sold or otherwise transferred in violation of any of the provisions of this Agreement, or (ii) treat as the owner of such Restricted Stock, or accord the right to vote or pay dividends to, any purchaser or other transferee to whom such Restricted Stock has been so transferred in violation of this Agreement.

10. Attorneys’ Fees. In the event of any litigation, arbitration, or other proceeding arising out of this Agreement, the prevailing party shall be entitled to an award of costs, including an award of reasonable attorneys’ fees. Any judgment, order, or award entered in any such proceeding shall designate a specific sum as an award of attorneys’ fees and costs incurred. This attorneys’ fee provision is intended to be severable from the other provisions of this Agreement, shall survive any judgment or order entered in any proceeding arising hereunder, and shall not be deemed merged into any such judgment or order, so that such further fees and costs as may be incurred in the enforcement of an award or judgment or in defending it on appeal shall likewise be recoverable by further order of a court or panel or in a separate action, as may be appropriate.

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11. Miscellaneous Provisions.

13.1 Notice. All notices to be given by either party to the other shall be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or mail, registered or certified, postage prepaid with return receipt requested; provided, however, that notices of change of address or telephone or facsimile number shall be effective only upon actual receipt by the other party. Notices shall be delivered at the following addresses, unless changed as provided for herein.

To Director:	Navdeep Jaikaria 210 Jacobs Creek Road Titusville, New Jersey 08560 Phone: (609) 303-0474

To the Company:	NewGen BioPharma Corp. 506 2nd Avenue, Suite 1400 Seattle, Washington 98104 Attn: Bradford Long Phone: (855) 624-4793

13.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof. The terms of this Agreement shall supersede any and all other agreements, representations or understandings (whether oral or written, and whether express or implied) relating to the subject matter hereof.

13.3 Severability; Conflicts. Should any provision of this Agreement be held to be invalid or illegal, such illegality shall not invalidate the entirety of the Agreement, but, rather, the Agreement shall be construed as if it did not contain the invalid or illegal provision, or narrowed to permit its enforcement, and the rights and obligations of the parties shall be construed and enforced accordingly.

13.4 Choice of Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, as such laws are applied to contracts entered into and performed in such state. Any action brought in connection with this Agreement shall be subject the exclusive jurisdiction of the state and federal courts sitting in Nevada in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

13.5 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, and successors.

13.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Restricted Stock Award Agreement, effective as of the date first written above.

NEWGEN BIOPHARMA CORP.

By:	/s/ Bradford Long
Name: Bradford Long
Title: President

DIRECTOR:

/s/ Navdeep Jaikaria
Navdeep Jaikaria

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